UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D. C.  20549

                          SCHEDULE 13D

            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. 2)
                   RECOVERY ENGINEERING, INC.
 ---------------------------------------------------------------
                        (Name of Issuer)


             COMMON STOCK, PAR VALUE $0.01 PER SHARE
 ---------------------------------------------------------------
                 (Title of Class of Securities)


                            756269106
                  -----------------------------
                         (CUSIP NUMBER)


                    DAVID J. GREENWALD, ESQ.
                      GOLDMAN, SACHS & CO.
                         85 BROAD STREET
                       NEW YORK, NY  10004
                         (212) 902-1000
 ---------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to
               Receive Notices and Communications)



                         APRIL 24, 1997
                  -----------------------------
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box [  ].

                          SCHEDULE 13D

CUSIP No.  756269106                           Page 2 of 17 Pages



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Goldman, Sachs & Co.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [X]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          New York


  NUMBER OF       7  SOLE VOTING POWER
                     0
    SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        1,010,101

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
  PERSON WITH        1,010,101

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,010,101

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.9%

14   TYPE OF REPORTING PERSON*
          BD-PN-IA

                          SCHEDULE 13D

CUSIP No.  756269106                           Page 3 of 17 Pages



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          The Goldman Sachs Group, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF       7  SOLE VOTING POWER
                     1,000
    SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        1,010,101

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     1,000
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         1,010,101

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,011,101

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.9%

14   TYPE OF REPORTING PERSON*
          HC-PN


                          SCHEDULE 13D

CUSIP No.  756269106                           Page 4 of 17 Pages



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          GS Capital Partners II, L.P.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF       7  SOLE VOTING POWER
                     0
    SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        633,767

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
   REPORTING
                 10  SHARED DISPOSITIVE POWER
  PERSON WITH        633,767

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          633,767

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          12.8%

14   TYPE OF REPORTING PERSON*
          PN


                          SCHEDULE 13D

CUSIP No.  756269106                           Page 5 of 17 Pages



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          GS Capital Partners II Offshore, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands

  NUMBER OF       7  SOLE VOTING POWER
                     0
   SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        251,948

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         251,948

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          251,948

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.5%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                           Page 6 of 17 Pages



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          GS Capital Partners II (Germany) Civil Law
           Partnership (with limitation of liability)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany

  NUMBER OF       7  SOLE VOTING POWER
                     0
    SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        23,376

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
   REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         23,376

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          23,376

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.5%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                           Page 7 of 17 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          GS Advisors, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF       7  SOLE VOTING POWER
                     0
   SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        633,767

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         633,767

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          633,767

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          12.8%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                           Page 8 of 17 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          GS Advisors II (Cayman), L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands

  NUMBER OF       7  SOLE VOTING POWER
                     0
   SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        251,948

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         251,948

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          251,948

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.5%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                           Page 9 of 17 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Goldman, Sachs & Co. oHG

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany

  NUMBER OF       7  SOLE VOTING POWER
                     0
   SHARES
                  8  SHARED VOTING POWER
BENEFICIALLY         23,376

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         23,376

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          23,376

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.5%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                          Page 10 of 17 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Stone Street Fund 1996, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF       7  SOLE VOTING POWER
                     0
    SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        60,191

 OWNED BY EACH    9  SOLE DISPOSITIVE POWER
                     0
   REPORTING
                 10  SHARED DISPOSITIVE POWER
  PERSON WITH        60,191

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,191

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.4%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                          Page 11 of 17 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Bridge Street Fund 1996, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS
          WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF       7  SOLE VOTING POWER
                     0
   SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        40,819

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         40,819

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          40,819

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.9%

14   TYPE OF REPORTING PERSON*
          PN

                          SCHEDULE 13D

CUSIP No.  756269106                          Page 12 of 17 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Stone Street Empire Corp.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                         (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS
          AF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF       7  SOLE VOTING POWER
                     0
   SHARES
                  8  SHARED VOTING POWER
 BENEFICIALLY        101,010

OWNED BY EACH     9  SOLE DISPOSITIVE POWER
                     0
  REPORTING
                 10  SHARED DISPOSITIVE POWER
 PERSON WITH         101,010

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          101,010

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)            [ ]
          EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.3%

14   TYPE OF REPORTING PERSON*
          CO


          This Amendment No. 2 (this "Amendment No. 2") is being filed by GS Capital Partners II, L.P. ("GSCP"), GS Capital
Partners II Offshore, L.P. ("GSCP II Offshore"), GS Capital
Partners II (Germany) Civil Law Partnership (with limitation of liability) ("GSCP II Germany," and together with GSCP and GSCP II Offshore, "GSCP II"), GS Advisors, L.P. ("GS Advisors"), GS
Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs
& Co. oHG ("GS oHG"), Stone Street Fund 1996, L.P. ("Stone
Street"), Bridge Street Fund 1996, L.P. ("Bridge Street," and together with Stone Street, the "Stone/Bridge Funds"), Stone
Street Empire Corp. ("Empire Corp."), Goldman, Sachs & Co.
("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group," and together with GSCP, GSCP II Offshore, GSCP II Germany, GS Advisors, GS Advisors Cayman, GS oHG, Stone Street, Bridge
Street, Empire Corp. and Goldman Sachs, the "Filing Persons")(FN1) to amend and supplement the Statement on Schedule 13D (the "Original
Schedule 13D") filed by the Filing Persons on July 29, 1996, and Amendment No. 1 to the Original Schedule 13D (the "Amendment No.
1"), filed by the Filing Persons on April 9, 1997, in respect of the Common Stock, par value $0.01 per share (the "Common Stock"), of Recovery Engineering, Inc., a Minnesota corporation (the "Company"). Capitalized terms used but not defined herein shall have the respective meanings given to them in Amendment No. 1, or if not defined therein, in the Original Schedule 13D.


ITEM 4.   PURPOSE OF TRANSACTION

          The Limited Partnerships and the Company have clarified the Amendment to the Securities Purchase Agreement described in Amendment No. 1, which clarifications are memorialized in a letter (a copy of which is attached as Exhibit 1).

          To reflect the foregoing, Item 4 of the Original
Schedule 13D, as amended by Amendment No. 1, is hereby further amended by adding the following sentence after the first sentence of the second paragraph thereof:

          If applicable, these adjustments shall be made (i) for conversions occurring on or after July 19, 1999, and
       (ii) for conversions following a Change in Control (as defined in the Purchase Agreement) or in connection with a tender offer for the Company's Common Stock.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

          Exhibit 1:  Letter, dated April 24, 1997, from the
                      Limited Partnerships to the Company.

---------------
(FN1) Neither the Original Schedule 13D, this Amendment No. 1 nor anything contained therein or herein shall be construed as an admission that any Filing Person constitutes a "person" for any purpose other than Section
        13(d) of the Securities Exchange Act of 1934, as amended.

                            SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  April 29, 1997   GS CAPITAL PARTNERS II, L.P.

                              By:  GS Advisors, L.P.,
                                   its general partner

                              By:  GS Advisors, Inc.,
                                   its general partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------

                                   Name:  Carla H. Skodinski
                                   Title: Vice President

                         GS ADVISORS, L.P.

                              By:  GS Advisors, Inc.,
                                   its general partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Vice President

                         GS CAPITAL PARTNERS II OFFSHORE, L.P.

                              By:  GS Advisors II (Cayman), L.P.
                                   its general partner

                              By:  GS Advisors II, Inc.,
                                   its general partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Vice President

                         GS ADVISORS II (CAYMAN), L.P.

                              By:  GS Advisors II, Inc.,
                                   its general partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Vice President

                         GS CAPITAL PARTNERS II (Germany) CIVIL
                         LAW PARTNERSHIP (with limitation of
                         liability)

                              By:  Goldman, Sachs & Co. oHG,
                                   its managing partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Attorney-in-fact

                         GOLDMAN, SACHS & CO. oHG


                         By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski


                                   Title: Attorney-in-fact

                         GOLDMAN, SACHS & CO.

                              By:  /s/ Barry S. Volpert
                                   ---------------------------
                                   Name:  Barry S. Volpert
                                   Title: Managing Director

                         THE GOLDMAN SACHS GROUP, L.P.

                              By:  The Goldman Sachs Corporation,
                                   its general partner

                              By:  /s/ Barry S. Volpert
                                   ---------------------------
                                   Name:  Barry S. Volpert
                                   Title: Executive Vice
                                          President

                         STONE STREET FUND 1996, L.P.

                              By:  Stone Street Empire Corp.,
                                   its general partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Vice President

                         BRIDGE STREET FUND 1996, L.P.

                              By:  Stone Street Empire Corp.,
                                   its managing general partner

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Vice President

                         STONE STREET EMPIRE CORP.

                              By:  /s/ Carla H. Skodinski
                                   ---------------------------
                                   Name:  Carla H. Skodinski
                                   Title: Vice President


                        INDEX OF EXHIBITS


Exhibit 1:  Letter, dated April 24, 1997, from the Limited
Partnerships to the Company.